UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010

FULLCIRCLE REGISTRY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-51918	87-0653761
(State of or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Alpine Drive, Shelbyville, Kentucky	40065
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (502) 410-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     .     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On September 30, 2010, FullCircle Registry, Inc. (the “Registrant”) issued an aggregate of 2,000,000 shares of common stock to Norman L. Frohreich in consideration for services rendered to the Registrant. The offers, sales, and/or grants of the above-described shares were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as the offers, sales, and/or grants were made without any form of general solicitation and with full access to any information requested by officers and directors regarding the Registrant or the Registrant's common stock.

On September 30, 2010, the Registrant issued an aggregate of 500,000 shares of common stock to Brion Tinsley in consideration for services rendered to the Registrant. The offers, sales, and/or grants of the above-described shares were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, as the offers, sales, and/or grants were made without any form of general solicitation and with full access to any information requested by officers and directors regarding the Registrant or the Registrant's common stock.

Item 5.01 Changes in Control of Registrant.

As a result of the Registrant issuing a total of 2,000,000 shares of common stock as reported in Item 3.02 above, which is incorporated by reference herein, there was in effect, a change of control of the Registrant. The person who acquired such control, Norman L. Frohreich, is now the beneficial owner of approximately 5.6% of the Registrant’s common stock.

 Mr. Frohreich has served as the President, CEO, Principal Financial Officer and a director of the Registrant since 2007. To date, no other compensation has been paid to Mr. Frohreich in his capacities as officer and/or director of the Registrant.  All other shares of common stock owned by Mr. Frohreich were purchased by him on the open market.

Mr. Frohreich has also purchased 50,000 shares of the Registrant’s preferred class B stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULLCIRCLE REGISTRY, INC.
Dated: October 4, 2010	By	/s/ Norman L. Frohreich
Norman L. Frohreich
Its: President and CEO

2